Exhibit 99.3

Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial information presents the unaudited pro forma condensed combined statements of income based upon the combined historical financial statements of Korn/Ferry International, a Delaware corporation (together with its subsidiaries, “we”, “us”, “our”, the “Company”, or “Korn/Ferry”) and HG (Luxembourg) S.à.r.l., a private limited liability company organized under the laws of Luxembourg (“Hay Group”), after giving effect to our purchase of all the issued and outstanding shares and non-interest bearing convertible preferred equity certificates of Hay Group (the “Hay Group Acquisition”, or “Acquisition”), discussed in detail below, and are intended to reflect the impact of the Hay Group Acquisition on Korn/Ferry on a pro forma basis as of and for the periods indicated. Korn/Ferry’s historical financial and operating data for the year ended April 30, 2015 and the three-month period ended July 31, 2015 is derived from the financial data in its audited consolidated financial statements for the year ended April 30, 2015 and from its unaudited consolidated financial statements for the three-month period ended July 31, 2015. The historical financial and operating data for Hay Group for the twelve months ended March 31, 2015 is derived by adding the financial data from Hay Group’s audited consolidated statement of income for the year ended September 30, 2014 and Hay Group’s unaudited condensed consolidated statement of income for the six-month period ended March 31, 2015, and subtracting Hay Group’s unaudited condensed consolidated statement of income for the six-month period ended March 31, 2014. The historical financial and operating data for Hay Group for the three-month period ended June 30, 2015 is derived by subtracting the financial data from Hay Group’s unaudited condensed consolidated statements of income for the six-month period ended March 31, 2015 from Hay Group’s unaudited condensed consolidated statement of income for the nine-month period ended June 30, 2015. In the remainder of this document, we collectively refer to Korn/Ferry and Hay Group, subsequent to the Hay Group Acquisition, as “the Combined Company.”

The unaudited pro forma condensed combined balance sheet as of July 31, 2015 shows the combined financial position of Korn/Ferry and Hay Group as if the Acquisition had occurred on July 31, 2015. The unaudited pro forma condensed combined statements of income for the year ended April 30, 2015 and the three months ended July 31, 2015 reflect the Acquisition as if it had occurred on May 1, 2014, the beginning of the earliest period presented. This unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting, with Korn/Ferry considered the acquirer of Hay Group for accounting purposes.

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma adjustments reflecting the Acquisition have been prepared in accordance with business combination accounting guidance as provided in Accounting Standards Codification 805, Business Combinations, and reflect the preliminary allocation of the purchase price to the acquired assets and liabilities based upon a preliminary estimate of fair values, using the assumptions set forth in the notes to the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with:

•	the accompanying notes to the unaudited condensed combined pro forma financial statements;

•	the separate historical audited consolidated financial statements of Korn/Ferry as of and for the fiscal year ended April 30, 2015, and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in its Annual Report on Form 10-K as filed with the Securities and Exchange Commission (“SEC”) on June 26, 2015;

•	the separate historical unaudited condensed consolidated interim financial statements of Korn/Ferry as of and for the quarterly period ended July 31, 2015 and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in its Quarterly Report on Form 10-Q as filed with the SEC on September 9, 2015;

•	the separate historical audited consolidated financial statements of Hay Group as of and for the year ended September 30, 2014 included elsewhere in the Current Report on Form 8-K/A of which this financial information forms an exhibit; and,

•	the separate historical unaudited consolidated interim financial statements of Hay Group as of and for the nine months ended June 30, 2015 included elsewhere in the Current Report on Form 8-K/A of which this financial information forms an exhibit.

We have prepared the unaudited pro forma condensed combined financial information to reflect adjustments to our historical consolidated financial information that are (i) directly attributable to the Hay Group Acquisition, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed combined statement of income, expected to have a continuing impact on the Combined Company’s results.

We present the unaudited pro forma condensed combined financial information for informational purposes only. Such information is not necessarily indicative of the operating results or financial position that actually would have been achieved if we had consummated the Hay Group Acquisition on the dates indicated or that the Combined Company may achieve in future periods; it also does not reflect any cost savings, operating synergies or revenue enhancements that the Combined Company may achieve, costs to integrate the business or the impact of any non-recurring activity and any one-time, transaction-related costs. We have excluded synergies and integration costs from consideration because they do not meet the criteria for unaudited pro forma adjustments.

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Balance Sheet

July 31, 2015

(000s)

		HG (Luxembourg) S.à r.l.
	As of July 31, 2015	As of June 30, 2015	Accounting Policies and Reclassifications (Note 3)	US GAAP Adjustments (Note 4)		Pro Forma Adjustments (Note 5)	Notes	As of July 31, 2015
	Historical Korn/Ferry	Historical (IFRS)			Historical (US GAAP)			Pro Forma Condensed Combined
Assets
Cash and cash equivalents	$276,514	$38,704	$—	$—	$38,704	$(157,935)	5(a)	$157,283
Marketable securities	19,859	—	—	—	—	—		19,859
Trade and other receivables	—	121,755	(121,755)	—	—	—		—
Receivables due from clients, net of allowance of doubtful accounts	199,533	—	115,533	—	115,533	—		315,066
Other investments, including derivatives	—	2,058	(2,058)	—	—	—		—
Income taxes and other receivables	9,835	—	7,920	—	7,920	—		17,755
Deferred income taxes	1,211	—	—	13,055	13,055	—		14,266
Prepaid expenses and other assets	35,923	9,525	2,058	—	11,583	204	5(b)	47,710

TOTAL CURRENT ASSETS	542,875	172,042	1,698	13,055	186,795	(157,731)		571,939
Marketable securities, non-current	118,079	—	—	—	—	—		118,079
Property and equipment, net	61,800	19,953	7,151	—	27,104	3,701	5(c)	92,605
Cash surrender value of company owned life insurance policies, net of loans	105,111	—	—	—	—	—		105,111
Deferred income taxes, net	53,506	33,097	—	(13,658)	19,439	—		72,945
Goodwill	250,835	7,679	—	—	7,679	(7,679)	5(d)	563,755
						312,920	5(d)
Intangible assets, net	45,655	13,028	(7,151)	—	5,877	(5,877)	5(d)	244,355
						198,700	5(d)
Other debtors	—	4,718	(4,718)	—	—	—		—
Investments and other assets	44,683	—	3,020	—	3,020	389	5(b)	49,157
						1,065	5(e)

TOTAL ASSETS	$1,222,544	$250,517	$—	$(603)	$249,914	$345,488		$1,817,946

Liabilities and Stockholder’s Equity
Line of credit, bank	$—	$13,795	$—	$—	$13,795	$(13,795)	5(f)	$31,034
						31,034	5(f)
Due to related party, parent	—	12,039	—	—	12,039	(12,039)	5(g)	—
Finance leases	—	299	(299)	—	—	—		—
Deferred income	—	66,002	(66,002)	—	—	—		—
Deferred consideration	—	1,262	(1,262)	—	—	—		—
Trade and other payables	—	35,230	(35,230)	—	—	—		—
Accounts payable	18,005	—	8,552	—	8,552	—		26,557
Income taxes payable	1,819	3,924	874	—	4,798	—		6,617
Compensation and benefits payable	120,961	41,961	8,632	—	50,593	—		171,554
Other accrued liabilities	62,098	—	85,609	—	85,609	(1,904)	5(h)	127,477
						(1,262)	5(h)
						(16,386)	5(h)
						(2,410)	5(h)
						1,732	5(h)

TOTAL CURRENT LIABILITIES	202,883	174,512	874	—	175,386	(15,030)		363,239
Line of credit, bank	—	—	—	—	—	118,966	5(f)	118,966
Finance leases	—	453	(453)	—	—	—		—
Non current tax liabilities	—	874	(874)	—	—	—		—
Deferred tax liabilities	—	2,863	(2,863)	—	—	—		—
Due to related party	—	80	(80)	—	—	—		—
Long term provision	—	6,089	(6,089)	—	—	—		—
Accrued compensation		12,912	(12,912)	—	—	—		—
Deferred compensation and other retirement plans	174,988	27,747	12,912	—	40,659	—		215,647
Other liabilities	22,974	—	9,485	—	9,485	(209)	5(i)	100,448
						710	5(i)
						67,488	5(i)

TOTAL LIABILITIES	400,845	225,530	—	—	225,530	171,925		798,300

STOCKHOLDERS’ EQUITY:
Common stock	467,511	132	—	—	132	(132)	5(j)	685,446
						217,935	5(j)
Retained Earnings	410,000	22,153	—	(603)	21,550	(21,550)	5(k)	390,012
						(19,988)	5(l)
Accumulated other comprehensive loss, net	(55,812)	2,702	—	—	2,702	(2,702)	5(m)	(55,812)

TOTAL STOCKHOLDERS’ EQUITY	821,699	24,987	—	(603)	24,384	173,563		1,019,646

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,222,544	$250,517	$—	$(603)	$249,914	$345,488		$1,817,946

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Statement of Income

For the Twelve Months Ended April 30, 2015

(000s, except for per share amounts)

		HG (Luxembourg) S.à r.l.
	Twelve Months Ended April 30, 2015	Twelve Months Ended March 31, 2015	Accounting Policies and Reclassifications (Note 3)	US GAAP Adjustments (Note 4)	Historical (US GAAP)	Pro Forma Adjustments (Note 6)	Notes	Twelve Months Ended April 30, 2015
	Historical Korn/Ferry	Historical (IFRS)						Pro Forma Condensed Combined
Fee revenue	$1,028,152	$539,113	$—	$(5,954)	$533,159	$—		$1,561,311
Reimbursed out-of-pocket engagement expenses	37,914	—	—	27,525	27,525	—		65,439

Total Revenue	1,066,066	539,113	—	21,571	560,684	—		1,626,750

Cost of revenues		340,795	(340,795)	—	—			—

Gross Profit	1,066,066	198,318	340,795	21,571	560,684	—		1,626,750

Compensation and benefits	691,450	—	381,369	—	381,369	16,667	6(a)	1,089,486
General and administrative expenses	145,917	181,821	(84,370)	—	97,451	343	6(b)	243,711
Reimbursed expenses	37,914	—	12,336	15,189	27,525	—		65,439
Cost of services	39,692	—	25,187	6,382	31,569	—		71,261
Depreciation and amortization	27,597	—	7,262	—	7,262	9,303	6(c)	44,900
						738	6(c)
Restructuring charges, net	9,468	—	—	—	—	—		9,468

Total operating expenses	952,038	181,821	341,784	21,571	545,176	27,051		1,524,265

Operating Income	114,028	16,497	(989)	—	15,508	(27,051)		102,485
Other income, net	7,458	571	(112)	—	459	—		7,917
Interest expense, net	(1,784)	(1,308)	1,101	—	(207)	207	6(d)	(3,988)
						(2,204)	6(d)

Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	119,702	15,760	—	—	15,760	(29,048)		106,414
Equity in earnings of unconsolidated subsidiaries, net	2,181	—	—	—	—	—		2,181
Income tax provision	33,526	10,185	—	—	10,185	(10,166)	6(e)	33,545

Net income	$88,357	$5,575	$—	$—	$5,575	$(18,882)		$75,050

Earnings per common share:
Basic	$1.78						6(f)	$1.35

Diluted	$1.76						6(f)	$1.34

Weighted-average common shares outstanding:
Basic	49,052						6(f)	54,974

Diluted	49,766						6(f)	55,688

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Statement of Income

For the Three Months Ended July 31, 2015

(000s, except for per share amounts)

		HG (Luxembourg) S.à r.l.
	Three Months Ended July 31, 2015	Three Months Ended June 30, 2015	Accounting Policies and Reclassifications (Note 3)	US GAAP Adjustments (Note 4)	Historical (US GAAP)	Pro Forma Adjustments (Note 6)	Notes	Three Months Ended July 31, 2015
	Historical Korn/Ferry	Historical (IFRS)						Pro Forma Condensed Combined
Fee revenue	$267,394	$126,349	$—	$(1,396)	$124,953	$—		$392,347
Reimbursed out-of-pocket engagement expenses	11,941	—	—	6,451	6,451	—		18,392

Total Revenue	279,335	126,349	—	5,055	131,404	—		410,739

Cost of revenues		79,157	(79,157)	—	—	—		—

Gross profit	279,335	47,192	79,157	5,055	131,404	—		410,739

Compensation and benefits	179,456	—	86,082	—	86,082	2,917	6(a)	268,455
General and administrative expenses	37,491	39,333	(19,965)	—	19,368	(345)	6(b)	56,604
						90	6(b)
Reimbursed expenses	11,941	—	4,414	2,037	6,451	—		18,392
Cost of services	10,120	—	6,824	3,019	9,843	—		19,963
Depreciation and amortization	7,423	—	1,922	—	1,922	2,326	6(c)	11,855
						184	6(c)

Total operating expenses	246,431	39,333	79,277	5,056	123,666	5,172		375,269

Operating Income	32,904	7,859	(120)	(1)	7,738	(5,172)		35,470
Other income, net	(74)	49	(61)	—	(12)	—		(86)
Interest expense, net	(299)	(523)	181	—	(342)	341	6(d)	(737)
						(437)	6(d)

Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	32,531	7,385	—	(1)	7,384	(5,268)		34,647
Equity in earnings of unconsolidated subsidiaries, net	725	—	—	—	—	—		725
Income tax provision	10,174	3,703	—	—	3,703	(1,844)	6(e)	12,033

Net income	$23,082	$3,682	$—	$(1)	$3,681	$(3,424)		$23,339

Earnings per common share:
Basic	$0.46						6(f)	$0.42

Diluted	$0.46						6(f)	$0.41

Weighted-average common shares outstanding:
Basic	49,493						6(f)	55,415

Diluted	50,014						6(f)	55,936

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.	Description of the Hay Group Acquisition and Related Matters

On December 1, 2015, we completed the acquisition of all the issued and outstanding shares and non-interest bearing convertible preferred equity certificates of Hay Group. Following the closing of the Hay Group Acquisition (the “Closing”), Hay Group became an indirect wholly owned subsidiary of the Company.

Under the terms of the Stock Purchase Agreement, dated as of September 23, 2015 (the “Purchase Agreement”), by and between HG (Bermuda) Limited (“Seller”) and Korn/Ferry, we paid Seller an aggregate purchase price of approximately $470.5 million, consisting of (a) approximately $252.6 million in cash, net of acquired cash and after giving effect to purchase price adjustments as described in the Purchase Agreement, and (b) 5,922,136 shares of our common stock, par value $0.01 per share, representing an aggregate value of $217.9 million based on the closing price of our common stock on The New York Stock Exchange on November 30, 2015. We have also committed to a retention pool of approximately $40.0 million for certain employees of Hay Group subject to certain circumstances.

We funded the cash portion of the Hay Group Acquisition in part by borrowing a $150.0 million senior unsecured delayed draw term loan facility (the “Term Facility”) under the existing Credit Agreement dated as of January 18, 2013 by and among Korn/Ferry, as borrower, and Wells Fargo Bank, National Association, as lender (the “Lender”), as amended on September 23, 2015.

Prior to the Closing, Korn/Ferry and Seller entered into a letter agreement, dated November 30, 2015 (the “SPA Letter Agreement”), to provide for, among other things, the acquisition by Korn/Ferry Canada, Inc., a corporation organized under the laws of Canada and an indirect wholly owned subsidiary of Korn/Ferry, of all the issued and outstanding capital stock of Hay Group Ltd., a corporation organized under the laws of Ontario, Canada and an indirect wholly owned subsidiary of Seller, from Hay Group Investment Holding B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands and an indirect wholly owned subsidiary of Seller (the “Hay Canada Share Acquisition”), immediately prior to the consummation of the Acquisition.

Basis of Presentation

The unaudited pro forma condensed combined financial information should be read in conjunction with the audited and unaudited consolidated financial statements of Hay Group included elsewhere in the Current Report on Form 8-K/A of which this financial information forms an exhibit, as well as our audited and unaudited consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the fiscal year ended April 30, 2015 and in our Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2015.

The unaudited pro forma condensed combined financial information included herein has been prepared pursuant to the rules and regulations of the SEC. Pursuant to such rules and regulations, we have condensed or omitted certain information and certain footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles; however, management believes that the disclosures are adequate to make the information presented not misleading.

2.	Calculation of Purchase Consideration

The fair value of consideration transferred on the closing date includes the value of the cash consideration, the fair value of the equity transferred as part of the acquisition, and Hay Group’s historical cash. The purchase price is as follows (in thousands, except shares and per share stock price):

	Shares	Per Share	Total
Cash Consideration			$290,938
Shares of Korn/Ferry’s common stock (1)	5,922,136	36.80	217,935
Compensation expense (2)			(3,584)
Hay Group’s cash acquired			(34,786)

Total Purchase Price			$470,503

(1)	The total stock consideration and per share consideration were based on Korn/Ferry closing stock price on November 30, 2015 ($36.80 per share).
(2)	Amount paid to certain Hay Group’s employees treated as compensation expense.

Preliminary Purchase Price Allocation

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of Hay Group are recorded at the acquisition date fair values and added to those of Korn/Ferry. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed as of December 1, 2015 and have been prepared to illustrate the estimated effect of the Acquisition. The allocation is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

The following table sets forth a preliminary allocation of the purchase consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of Hay Group based on Hay Group’s June 30, 2015 balance sheet, with the excess recorded as goodwill (in thousands):

Preliminary fair value of net assets acquired
Current and other assets	$152,009
Property and equipment, net	30,805
Deferred income taxes, net	19,439
Intangible assets, net	198,700
Investments and other assets	4,085
Current liabilities	(129,322)
Deferred compensation and other retirement plans	(40,659)
Other liabilities	(77,474)

Net Assets Acquired	157,583
Purchase consideration	470,503

Pro forma goodwill adjustment	$312,920

Preliminary identifiable intangible assets in the pro forma financial statements consist of anticipated intangibles derived from intellectual property, customer relationships, and tradename. The amortization related to these amortizable identifiable intangible assets is reflected as a pro forma adjustment to the pro forma statements of income, as further described in Note 7.

The deferred income taxes, net and deferred tax liabilities included in other liabilities above primarily represent the tax effect on the amortizable identifiable intangibles as amortization of such intangibles will not be deductible for tax purposes.

Goodwill represents the excess of the purchase price over the fair value of the underlying net assets. Goodwill is not amortized to earnings, but instead is reviewed for impairment at least annually, absent any indicators of impairment. Goodwill recognized in the Acquisition is not expected to be deductible for tax purposes.

The amounts above are considered preliminary and are subject to change once the Company receives certain information it believes is necessary to finalize its determination of the fair value of assets acquired and liabilities assumed under the acquisition method. Thus these amounts are subject to refinement, and additional adjustments to record fair value of all assets acquired and liabilities assumed may be required.

3.	Accounting Policies and Reclassifications

Upon consummation of the Hay Group Acquisition, Hay Group adopted our accounting policies. We performed certain procedures for the purpose of identifying any material differences in significant accounting policies between Korn/Ferry and Hay Group, and any accounting adjustments that would be required in connection with adopting uniform policies and disclosures. Procedures performed involved a review of Hay Group’s summary of significant accounting policies, including those disclosed in Hay Group’s historical audited financial statements for the year ended September 30, 2014 and historical unaudited financial statements for the nine months ended June 30, 2015, and preliminary discussions with Hay Group management regarding Hay Group’s significant accounting policies to identify material adjustments. We expect to engage in additional review of the policies and discussion with Hay Group’s management to continue to evaluate the impact of Hay Group’s accounting policies on its historical results. Additionally, the historical consolidated financial statements of Hay Group presented herein have been adjusted by condensing certain line items and by reclassifying certain line items in order to conform to Korn/Ferry’ financial statement presentation; these reclassifications are reflected in the column “Accounting Policies and Reclassifications.”

The reclassification adjustments on the unaudited pro forma balance sheet pertain to the following:

•	Trade and other receivables have been reclassified into receivables due from clients, net of allowance and income taxes and other receivables;

•	Other investments, including derivatives have been reclassed to prepaid expenses and other assets;

•	Other debtors have been reclassified into investment and other assets and income taxes and other receivables;

•	Software recorded in intangible assets, net has been reclassified into property plan and equipment, net;

•	Finance leases have been reclassified into other accrued liabilities and other liabilities;

•	Trade and other payables have been reclassified into accounts payables, compensation and benefits payable and other accrued liabilities;

•	Non current tax liabilities have been reclassified into income tax payable;

•	Deferred income and deferred consideration have been reclassified into other accrued liabilities;

•	Accrued compensation has been reclassified into deferred compensation and other retirement plan;

•	Deferred tax liabilities, due to related party, and long term provision have been reclassified into other liabilities.

The reclassification adjustments on the unaudited pro forma statements of income pertain to the following:

•	Cost of revenues have been reclassified into compensation and benefits, general and administrative expenses, reimbursed expenses, cost of services and depreciation and amortization;

•	Certain general and administrative expenses have been reclassified into compensation and benefits, cost of services, depreciation and amortization and other income, net;

•	Certain financing income in other income is offset with interest expense, net;

•	Certain defined benefit obligation expenses are reclassed from interest expense, net into compensation and benefits.

4.	US. GAAP Adjustments

The unaudited pro forma condensed combined financial statements includes information from (1) historical audited financial statements of Hay Group for the year ended September 30, 2014 and (2) historical unaudited financial information for the nine months ended June 30, 2015 and six months ended March 31, 2015, prepared using International Financial Reporting Standards (IFRS), which were adjusted to reflect Hay Group’s consolidated financial statements on a consistent U.S. GAAP basis with Korn/Ferry. A summary of the adjustments to U.S. GAAP are unaudited and are as follows (in thousands):

As of July 31, 2015	US. GAAP Adjustment Reference		Total US. GAAP
Balance Sheet Line Item	(1)	(2)	Adjustments
Deferred income taxes, net	$(242)	$13,297	$13,055

Total Current Assets	(242)	13,297	13,055
Deferred income taxes, net	(361)	(13,297)	(13,658)

Total Assets	$(603)	$—	$(603)

Retained Earnings	$(603)	$—	$(603)

Total Liabilities and Stockholders’ Equity	$(603)	$—	$(603)

For the year ended April 30, 2015	US. GAAP Adjustment Reference			Total US. GAAP
Statement of Income Line Item	(3)	(4)	(5)	Adjustments
Fee Revenue	$—	$(5,954)	$—	$(5,954)

Reimbursed out-of-pocket engagement expenses	—	5,954	21,571	27,525

Reimbursed expenses	(12,336)	5,954	21,571	15,189

Cost of services	12,336	(5,954)	—	6,382

Operating Income	$—	$—	$—	$—

For the three months ended July 31, 2015	US. GAAP Adjustment Reference			Total US. GAAP
Statement of Income Line Item	(3)	(4)	(5)	Adjustments
Fee Revenue	$—	$(1,396)	$—	$(1,396)

Reimbursed out-of-pocket engagement expenses	—	1,396	5,055	6,451

Reimbursed expenses	(4,414)	1,396	5,055	2,037

Cost of services	4,414	(1,396)	—	3,018

Operating Income	$—	$—	$—	$—

(1)	Valuation allowance – Adjustment reflects the valuation allowance for deferred income taxes against Hay Group’s deferred tax assets due to three-year cumulative loss under US. GAAP. Under IFRS, a full valuation allowance is not required.

(2)	Deferred income taxes – Adjustment reflects the reclassification of portion of non-current deferred tax assets into current deferred tax assets as require by US. GAAP.
(3)	Reimbursed expenses reclassification - Adjustment reflects the reclassification of the previously recognized reimbursed expenses into cost of services.
(4)	Reimbursed expenses in fees revenue –Adjustment reflects the break-down of the reimbursable expenses that were previously recognized under fee revenue into reimbursed out-of-pocket engagement expenses. Korn/Ferry presents reimbursable expenses on a separate line item in the statement of income whereas Hay Group presents reimbursable expenses in revenue in certain cases only and they are not separately presented on the face of the statement of income.
(5)	Reimbursed expenses in Balance Sheet - Adjustment reflects the reimbursable expenses previously recognized in the Balance Sheet under “unbilled receivables and account payable” that would otherwise be recognized in the Statement of Income. Under ASC 605-45-45-22 through 45-23, reimbursements received for out-of-pocket expenses incurred should be characterized as revenue in the statement of income. There is no specific guidance under IFRS.

5.	Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

We prepared the unaudited pro forma condensed combined balance sheet to reflect the effect of the following pro forma adjustments:

a.	Cash and cash equivalents – This adjustment reflects the preliminary net adjustment to cash in connection with the Acquisition (in thousands):

New Korn/Ferry Term Facility (1)	$149,407
Payment of Hay Group debt (2)	(27,738)
Payment of transaction related expenses (3)	(16,404)
Cash portion of consideration paid to Seller (4)	(263,200)

$(157,935)

(1)	Reflects that, to consummate the Hay Group Acquisition, we received net proceeds of $149.4 million from debt under the Term Facility, which bears interest at 1.34% net of financing cost of $0.6 million.
(2)	Reflects a decrease in cash related to the repayment of Hay Group’s debt, as discussed in Note 5(c) and 5(d), including accrued interest.
(3)	Reflects a decrease in cash related to the transaction related expenses of $16.4 million, consisting of professional fees of $9.7 million, legal fees of $2.8 million, employee travel of $2.2 million, marketing and branding fees of $1.0 million, and reimbursement of Seller’s transaction cost of $0.7 million.
(4)	Reflects a decrease in cash resulting from the payment of the cash consideration of the Hay Group Acquisition and the payment of the retention awards, excluding payment of Hay Group’s debt.

b.	Prepaid expenses and other assets and Investments and other assets - This adjustment reflects the deferred financing cost of $0.6 million for Korn/Ferry’s $150 million new debt under the Term Facility, of which $0.2 million is classified as current asset and $0.4 million is classified as non-current asset.

c.	Property and equipment, net – This adjustment reflects the fair value adjustment of Hay Group’s property and equipment of $3.7 million.

d.	Goodwill and Intangible assets, net – This adjustment reflects elimination of Hay Group’s historical goodwill of $7.7 million and the pro forma adjustment using the acquisition method of accounting based on the estimated fair value of the assets and liabilities of Hay Group as discussed in Note 2. Additional information regarding the fair value of intangible assets acquired is discussed in Note 7.

e.	Investments and other assets – This adjustment reflects the fair value adjustment of Hay Group’s operating leases of $1.1 million.

f.	Line of credit, bank – This adjustment reflects i) the paydown of Hay Group’s credit facility of $13.8 million with PNC Bank, N.A. using the cash consideration of the Acquisition, and ii) the debt incurred with a face value of $150 million under the Term Facility to consummate the Hay Group Acquisition. Additional information regarding the financing agreements is discussed in Note 8 below.

g.	Due to related party, parent – This adjustment reflects the paydown of Hay Group’s borrowing of $12.0 million with its parent company HG (Bermuda) Limited using the cash consideration of the Acquisition.

h.	Other Accrued Liabilities - This adjustment reflects the following preliminary pro forma adjustments pertain to other accrued liabilities:

1.	Elimination of Hay Group’s historical accrued interest payable of $1.9 million;

2.	Elimination of the earn out accrual of $1.3 million of Talent Q International, a psychometric assessment, testing and consulting company that Hay Group acquired in 2014, as we deemed the probability of the payout to be unlikely;

3.	A $16.4 million reduction in the estimated fair value of deferred revenue;

4.	Elimination of Hay Group’s historical deferred rent of $2.4 million;

5.	And adjustment of additional accrued retirement obligation of $1.7 million.

i.	Other Liabilities - This adjustment is to record (1) a deferred income tax liability of $67.5 million at an estimated statutory rate of 35% associated with the net increase in estimated amortizable identifiable intangible assets due to purchase accounting, as described in Note 2; (2) the elimination of Hay Group’s historical deferred rent of $0.2 million and (3) the adjustment of additional accrued retirement obligation of $0.7 million.

j.	Common Stock – This adjustment reflects (1) the elimination of Hay Group’s historical common stock of $0.1 million; and (2) the purchase consideration consists of 5,922,136 shares of our common stock valued at approximately $217.9 million, calculated for accounting purposes based on the closing price of the common stock on November 30, 2015 ($36.80 per share).

k.	Retained Earnings - This adjustment reflects elimination of Hay Group’s historical retained earnings, after recording the adjustment to the historical retained earnings of the US.GAAP adjustment as discussed in Note 4(1). The adjustment in retained earnings is as follows (in thousands):

Elimination of Hay Group historical equity	$(22,153)
Adjustment for Valuation Allowance	603

Total Hay Group adjusted retained earnings	$(21,550)

l.	Retained Earnings - This adjustment reflects additional transaction costs of $16.4 million and compensation expense of $3.6 million as described in Note 2.

Transaction related expenses	$(16,404)
Compensation expense	(3,584)

Adjustment to retained earnings	$(19,988)

m.	Accumulated other comprehensive loss, net - This adjustment reflects the elimination of Hay Group’s historical accumulated other comprehensive loss of $2.7 million.

6.	Unaudited Pro Forma Condensed Combined Statement of Income Adjustments

We prepared the unaudited pro forma condensed combined statements of income reflect the effect of the following pro forma adjustments:

a.	Compensation and benefits - This adjustment reflects the additional compensation expenses of $16.7 million and $2.9 million for the year ended April 30, 2015 and three months ended July 31, 2015, respectively, as a result of Korn/Ferry and Hay Group long term and short term retention plan to eligible employees set forth in the Purchase Agreement with a total amount of $40 million. The amortization period for the short term portion of $5 million is 12 months, as this amount will be paid to the employees who remain employed for 12 months. The remaining $35 million is amortized over 36 months as 50% of the remaining retention awards will be paid in cash after 2 years and the remainder after the 3rd year.

b.	General and administrative expenses - This adjustment reflects (1) the elimination of nonrecurring transaction costs of $0.3 million for the three months ended July 31, 2015 that is directly related to the Hay Group Acquisition and (2) the additional rent expenses as a result of the operating leases fair value adjustment of $0.3 million and $0.1 million for the year ended April 30, 2015 and three months ended July 31, 2015, respectively.

c.	Depreciation and amortization - This adjustment records depreciation and amortization expense related to property and equipment, net and identifiable intangible assets calculated on a straight-line basis. The amortization of intangible assets is based on the periods over which the economic benefits of the intangible assets and the period over which the amortization of the assets is expected to be realized. See Note 7 for further details on the lives of the intangible assets expected to be recognized.

The net adjustment for the depreciation and amortization is as follows (in thousands):

	Pro Forma Three Months Ended July 31, 2015	Pro Forma Twelve Months Ended April 30, 2015
Additional depreciation expense of purchased property and equipment fair value adjustment	184	738

Amortization of purchased identifiable intangible assets	2,326	9,303

Total pro forma depreciation and amortization adjustments	$2,510	$10,041

d.	Interest expense, net - This adjustment reflects the reversal of historical interest expense for the credit facility with PNC Bank, N.A., and the intercompany loan with the Seller, and the addition of interest expense for the $150.0 million Term Facility. Additional information regarding the financing agreements is discussed in Note 8.

The net adjustment for interest expense, net is as follows (in thousand):

	Pro Forma Three Months Ended July 31, 2015	Pro Forma Twelve Months Ended April 30, 2015
Reversal of Hay Group’s historical interest expense	$341	$207
Interest expense on the Term Facility	(437)	(2,204)

Total pro forma interest expense adjustments	$(96)	$(1,997)

e.	Income tax provision - Adjustment reflects the income tax impacts of the pro forma adjustments made to the pro forma statement of income, whereby management estimated the tax rate at 35% which approximates a blended statutory tax rate for Hay Group for the pro forma periods presented.

f.	Earnings per common share - This adjustment represents the earnings per common share, taking into consideration the pro forma weighted average shares outstanding calculated including the issuance of 5,922,136 shares for the Hay Group Acquisition, assuming the shares were outstanding for the entire year ended April 30, 2015 and the entire three months ended July 31, 2015. Diluted common shares include all in-the-money outstanding options or other contracts to issue common stock as if they were exercised or converted.

7.	Intangible Assets

The significant intangible assets identified in the preliminary purchase price allocation discussed above include intellectual property, customer relationships, and tradename. The table below indicates the estimated fair value of each of the intangibles identified and the approximate useful lives of each (in thousands):

Intangible Asset	Approximate Fair Value	Estimated Useful Life
Intellectual Property	$10,200	7 years
Customer Relationships	86,300	11 years
Tradename	102,200	Indefinite

Total Fair Value	198,700
Elimination of Hay Group historical book value	(5,877)

Pro forma intangible asset adjustment	$192,823

Fair value was estimated using inputs primarily from the income approach. The income approach included the use of both the relief from royalties method and the multiple period excess earnings method. The significant assumptions used in estimating fair value included (i) the estimated life the asset will contribute to cash flows, such as attrition rate of customers or remaining contractual terms, (ii) the estimated discount rate that reflects the level of risk associated with receiving future cash flows, (iii) profitability, and (iv) the royalty rate used.

8.	Financing Agreements

On September 23, 2015, the Company entered into Amendment No. 3 (the “Amendment No. 3”) to the existing Credit Agreement dated as of January 18, 2013 with the Lender, as previously amended by Amendment No. 1 dated as of December 12, 2014 (the “Amendment No. 1”) and Amendment No. 2 dated as of June 3, 2015 (the “Amendment No. 2”) (the existing Credit Agreement, as amended by the Amendment No. 1, the Amendment No. 2, and the Amendment No. 3, the “Credit Agreement”).

The Amendment No. 3 provides for, among other things: (i) the Term Facility; (ii) a reduction in the revolving credit facility (the “Revolver” and, together with the Term Facility, the “Credit Facilities”) from an aggregate principal amount of $150 million to $100 million; (iii) an extension to the maturity date of the Revolver; (iv) consent to enter into the acquisition of Hay Group; (v) certain changes to affirmative and negative covenants, including an increase to the minimum adjusted EBITDA that the Company must maintain from $70 million to $100 million, (vi) an increase in the amount of permitted acquisitions, paying dividends to stockholders and making share repurchases in any fiscal year from $125.0 million to $135.0 million (excluding the recently announced acquisition of Hay Group); and (vii) an increase in the amount of dividends paid to stockholders and share repurchases in any fiscal year from $75.0 million to $85.0 million (excluding the recently announced acquisition of Hay Group).

At the Company’s option, loans issued under the Credit Facilities will bear interest at either adjusted LIBOR or an alternate base rate, in each case plus the applicable interest rate margin. The interest rate applicable to loans outstanding under the Credit Facilities may fluctuate between adjusted LIBOR plus 1.125% per annum to adjusted LIBOR plus 1.875% per annum, in the case of LIBOR borrowings (or between the alternate base rate plus 0.125% per annum and the alternate base rate plus 0.875% per annum, in the alternative), based upon the Company’s total funded debt to adjusted EBITDA ratio (as set forth in the Credit Agreement, the “consolidated leverage ratio”) at such time. In addition, the Company will be required to pay to the Lender a quarterly fee ranging from 0.25% to 0.40% per annum on the average daily unused amount of the Credit Facilities, based upon the Company’s consolidated leverage ratio at such time, and fees relating to the issuance of letters of credit.

Both the Revolver and the Term Facility mature on September 23, 2020, and may be prepaid and terminated early by the Company at any time without premium or penalty (subject to customary LIBOR breakage fees).

A sensitivity analysis on interest expense for the year ended April 30, 2015 and the three month period ended July 31, 2015 has been performed to assess the effect of a change of 12.5 basis points of the hypothetical interest rate would have on the debt financing.

The following table shows interest expense for the debt financing assuming a change in the interest rate (in thousands):

Interest expense assuming	Three Months Ended July 31, 2015	Year Ended April 30, 2015
Increase of 0.125%	$474	$2,390
Decrease of 0.125%	$400	$2,017